EXHIBIT 99.15

                   1988 Employee Qualified Stock Purchase Plan
                (As Amended and Restated through March 20, 1997)


                              FILENET CORPORATION
                  1988 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN
                (As Amended and Restated through March 20, 1997)


     FileNet Corporation, a Delaware corporation (the "Company"), hereby adopts this 1988 Employee Qualified Stock Purchase Plan (the "Q.S.P. Plan").

     1. Purpose. The purpose of the Q.S.P. Plan is to assist employees of the Company in acquiring stock ownership interests in the Company, pursuant to a plan which qualifies as an "employee stock purchase plan" under Code Section
423. The Q.S.P. Plan is intended to help employees provide for their future security, and to encourage them to remain in the employ of the Company.


     2. Definitions. Whenever one of the following terms is used in the Q.S.P. Plan with the first letter or letters capitalized, it shall have the following meaning unless the context clearly indicates to the contrary (such definitions to be equally applicable to the singular and plural forms of the terms defined):

     (a) "Administrator" shall mean the Company, acting through the Board of Directors or its delegate.

     (b) "Authorization Card" shall mean the form prescribed by the Administrator, which shall include a form of stock purchase agreement pursuant to which an Eligible Employee shall purchase shares of Stock under the Q.S.P. Plan and a form of payroll deduction authorization pursuant to which such Eligible Employee shall authorize the Company to deduct such Eligible Employee's contributions under the Q.S.P. Plan.

     (c) "Base Pay" shall mean the base pay payable to an Employee on each Payday as cash compensation for services to the Company. "Base Pay" shall exclude overtime payments, sales commissions, incentive compensation, bonuses, and other special payments, except to the extent that the inclusion of any such item is specifically designated by the Administrator.

     (d) "Board of Directors" shall mean the Board of Directors of the Company.

     (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (f) "Company" shall mean FileNet Corporation, a Delaware corporation.

     (g)  "Eligible   Employee"  shall  mean  any  Employee  who  satisfies  the requirements of Section 4.

     (h) "Employee" shall mean any person who renders services to the Company in the status of an employee within the meaning of Code Section 3121(d). "Employee" shall not include any director of the Company who does not render services to the Company in the status of an employee within the meaning of Code Section 3121(d).

     (i) "Enrollment Period" shall mean the two week period preceding each Offering Period determined in accordance with Subsection 6(b).

     (j)  "Offering  Period"  shall mean each six month  period as  provided  in
Section 5. Options shall be granted on the first day of an Offering Period and exercised on the last day of Offering Period, as provided in Section 8.

     (k) "Option" shall mean an option granted to an Eligible Employee to purchase shares of Stock under the Q.S.P. Plan.

     (l) "Option Price" shall mean the per share exercise price of shares of Stock to be purchased pursuant to an Option, as provided in Section 9.

     (m) "Parent Corporation" shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company own stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (n)  "Payday"  of  an  Employee   shall  mean  the  regular  and  recurring
established day for payment of cash compensation to Employees in the same classification or position.

     (o) "Q.S.P. Plan" shall mean the FileNet Corporation 1988 Employee Qualified Stock Purchase Plan.

     (p) "Subsidiary Corporation" shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (q) "Stock" shall mean the shares of the Company's Common Stock, $.01 par value.

                                       2.

     3. Stock Subject to the Q.S.P. Plan.

     (a) Subject to Section 14, the shares of Stock which may be sold pursuant to Options granted under the Q.S.P. Plan shall not exceed 600,000 shares.

     (b) The Company shall reserve for issuance under the Q.S.P. Plan 600,000 shares of either the Company's authorized but unissued Stock or Stock held in the Company's treasury.

     (c) Any adjustment to the number of shares of Stock received for issuance under the Q.S.P. Plan shall be made only in accordance with Sections 14 (relating to recapitalization) and 17 (relating to amendments of the Q.S.P.
Plan).

     4. Eligibility. Each Employee of the Company who on the first day of any Enrollment Period:

     (a) has been employed by the Company for not less than one (1) year,

     (b) is customarily employed by the Company for more than twenty (20) hours per week, and

     (c) is customarily employed by the Company for more than five (5) months per calendar year, shall become an Eligible Employee on such day.

     5. Offering Periods. Options shall be granted under the Q.S.P. Plan in successive six month Offering Periods until the earlier of the maximum number of shares subject to sale pursuant to Options have been sold, or the Q.S.P. Plan is terminated. The Administrator shall determine, in its discretion, the date of commencement of the first and each Offering Period thereafter; provided, that no Offering Period shall commence during any other Offering Period.

     6. Participation in the Q.S.P. Plan.

     (a) Each Eligible Employee may elect to participate in the Q.S.P. Plan for an Offering Period by submitting to the Administrator a completed and executed Authorization Card in accordance with subsection (b). An Eligible Employee who elects to participate in the Q.S.P. Plan for an Offering Period shall elect on such Authorization Card a whole percentage of Base Pay (such percentage to equal 1%, 2%, 3%, 4% or 5%) to be withheld by payroll deduction, which upon the exercise of the Option granted to such Eligible Employee with respect to such Offering Period, shall be contributed to the Company as payment for shares of Stock purchased pursuant to the Option.


                                       3.

     (b) The Authorization Card must be submitted to the Administrator during (the "Enrollment Period") the two-week period commencing one month prior to the first day of the Offering Period and ending two weeks prior to the first day of the Offering Period in order to participate in the Q.S.P. Plan during such Offering Period.

     (c) Except as otherwise provided in subsection (b) and Section 11, an Employee's Authorization Card shall operate with respect to each Offering Period commencing after delivery of the Authorization Card to the Administrator for which such Employee is an Eligible Employee.

     7. Payroll Deductions.

     (a) Cash compensation payable to an Eligible Employee who elects to participate in the Q.S.P. Plan for an Offering Period shall be reduced each Payday through payroll deductions by an amount equal to the whole percentage of Base Pay payable on such Payday elected by the Eligible Employee under Section 6.

     (b) The amount of each Eligible Employee's payroll deduction shall be held by the Company and credited to an account established for such Eligible Employee. The Company shall not pay any interest on the funds credited to an Eligible Employee's account under the Q.S.P. Plan.

     (c) An Eligible Employee participating in the Q.S.P. Plan may change his or her payroll deduction percentage for any Offering Period by submitting a new Authorization Card to the Administrator during the Enrollment Period. Such change in payroll deduction percentage shall become effective on the first day of the Offering Period.

     (d) During a leave of absence from the Company which is approved by the Company and which meets the requirements of Treasury Regulation Section 1.421-7(h)(2), an Eligible Employee's payroll deductions shall be suspended, and at the election of such Eligible Employee, such Eligible Employee may make cash payments to the Company in lieu of payroll deductions on each Payday equal to the dollar amount of the payroll deduction made for such Eligible Employee for the Payday next preceding the first day of such Eligible Employee's leave of absence.

     8. Grant of Options; Exercise of Options.

     (a) Each Eligible Employee participating in the Q.S.P. Plan shall be granted an Option for each Offering Period for which such Eligible Employee elects to participate on the first day of the Offering Period. The term of each Option shall end on the last day of the Offering Period for which the Option is granted, and such Option shall expire immediately thereafter. The number of shares of Stock subject to each Option shall be the quotient of the total payroll deductions made for the Eligible Employee during the Offering Period, divided by the Option Price, excluding fractional shares of Stock. However, the

                                       4.

maximum number of shares of Stock purchasable per Eligible Employee on the last day of an Offering Period shall not exceed 1,000 shares, subject to periodic adjustment in the event of certain changes in the Company's capitalization, as provided in Section 14.

     (b) Except as otherwise provided in subsection (c), each Eligible Employee participating in the Q.S.P. Plan shall be deemed to have exercised his or her Option on the last day of the Offering Period, to the extent that the balance of payroll deductions credited to such Eligible Employee's account under the Q.S.P. Plan is sufficient to purchase, at the Option Price, whole shares of Stock. No fractional shares of Stock shall be purchased upon the exercise of the Option and any funds credited to such Eligible Employee's account, remaining after the purchase of whole shares of Stock upon exercise of an Option, shall remain credited to such Eligible Employee's account and carried forward for purchase of shares of Stock pursuant to the Option, if any, granted to such Eligible Employee for the next following Offering Period. However, any payroll deductions not applied to the purchase of Stock by reason of the limitation on the maximum number of shares purchasable by the Eligible Employee on the last day of the offering period shall be promptly refunded.

     (c) An Eligible Employee's Option shall not be exercised on the last day of the Offering Period if such Eligible Employee instructs the Administrator in writing at least two weeks prior to the last day of the Offering Period that such Option is not to be exercised. Within sixty (60) days after receipt of such instruction, the Administrator shall pay to such Eligible Employee in cash in one lump sum the balance of payroll deductions credited to such Eligible Employee's account under the Q.S.P. Plan, without the payment of any interest thereon. In accordance with subsection 11(c), such Eligible Employee shall not be eligible to rejoin any Offering Period after his or her participation in that Offering Period ceases in accordance with subsection 11(a).

     (d) If the total number of shares of Stock for which Options are to be exercised on any date exceeds the number of shares remaining unsold under the Q.S.P. Plan (after deduction of all shares for which Options have theretofore been exercised), the Administrator shall make a pro rata allocation of the available remaining shares in as nearly a uniform manner as shall be practicable and any balance of payroll deductions credited to the accounts of Eligible Employees which have not been applied to the purchase of shares of Stock shall be paid to such Eligible Employees in cash in one lump sum within sixty (60) days after such pro rata allocation without payment of any interest thereon.

     (e) Notwithstanding any provision in this Section to the contrary, an Eligible Employee shall not be granted an Option:

          (i) if, immediately after the Option is granted, such Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, any Parent Corporation or any Subsidiary Corporation. For purposes of determining stock ownership under this paragraph, the rules of Code Section 425(d) shall apply and stock


                                       5.

     which an Eligible Employee may purchase under outstanding options held by such Eligible Employee shall be treated as stock owned by such Eligible Employee; or

          (ii) which permits such Eligible Employee's rights to purchase stock under all employee stock purchase plans of the Company, any Parent Corporation or any Subsidiary Corporation, which qualify under Code Section 423, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purpose of the limitations imposed by this paragraph, the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, the right to purchase stock under an option accrues at the rate provided in the option (but in no case may such rate exceed $25,000 of the fair market value of such stock determined at the time such option is granted for any one calendar year), and a right to purchase stock which has accrued under the option may not be carried over to any other option.

     9. Option Price.

     (a) The per share exercise price of each Option (the "Option Price") shall be an amount equal to the lesser of:

          (i) 85% of the fair market value of a share of Stock on the date the Option is granted (the first day of the Offering Period); or

          (ii) 85% of the fair market value of a share of the Stock on the date such Option is exercised (the last day of the Offering Period).

     (b) For purposes of subsection (a), the fair market value of a share of Stock as of a given date shall be:

          (i) the closing price of a share of Stock on the principal exchange on which shares of Stock are then trading, if any, on the trading day next preceding such date;

          (ii) if such Stock is not traded on an exchange but is quoted on the Nasdaq National Market or any successor quotation system, (1) the mean between the high and low selling prices for the Stock on the trading day next preceding such date, as such prices are reported on the Nasdaq National Market or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Stock on the trading day next preceding such date as reported by NASDAQ or such successor quotation system;

                                       6.

          (iii) if such Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Stock on the trading day next preceding such date as determined in good faith by the Administrator; or

          (iv) if the Stock is not publicly traded, the fair market value established by the Administrator acting in good faith.

     10. Issuance of Certificates.

     (a) The Administrator shall, within sixty (60) days after the exercise of any Option, deliver to the Eligible Employee exercising the Option a certificate evidencing the whole shares of Stock purchased by such Eligible Employee under the Q.S.P. Plan from funds credited to such Eligible Employee's account.

     (b) In the event the Administrator is required to obtain authority to issue certificates for any shares of Stock purchased by an Eligible Employee under the Q.S.P. Plan from any commissioner or agency, the Administrator will seek to obtain such authority. If the Administrator is unable, after reasonable efforts, to obtain such authority, the Administrator and the Company shall be relieved from all liability and shall pay to each such Eligible Employee the balance of payroll deductions credited to each such Eligible Employee's account under the Q.S.P. Plan in cash in one lump sum as soon as practicable, without the payment of any interest thereon.

     11. Cessation of Participation.

     (a) An Eligible Employee shall cease to participate in the Q.S.P. Plan in the event that:

          (i) the Administrator receives written instructions from the eligible Employee to terminate such Eligible Employee's participation in the Q.S.P. Plan;

          (ii) the Eligible Employee resigns or is discharged from employment by the Company;

          (iii) the Eligible Employee has a leave of absence from the Company (other than a leave of absence which is approved by the Company and which meets the requirements of Treasury Regulation Section 1.421-7(h)(2)); or

          (iv) the Eligible Employee dies.

                                       7.

     (b) Upon cessation of participation by an Eligible Employee, such Eligible Employee's payroll deductions shall cease. If such cessation of participation occurs during the last two weeks of an Offering Period (and is not as a result of Eligible Employee's resignation or discharge from employment by the Company), such Eligible Employee's Option shall be exercised on the last day of the Offering Period in accordance with Section 8(b). Upon any other cessation of participation, any balance of payroll deductions credited to such Eligible Employee's account under the Q.S.P. Plan shall be paid to the Employee in cash in one lump sum as soon as practicable after cessation of participation, without payment of any interest thereon.

     (c) An Eligible Employee shall not be eligible to rejoin an Offering Period after his or her participation in that Offering Period ceases under subsection 11(a).

     12. Transfer of Option. Options granted pursuant to the Q.S.P. Plan shall not be transferable by an Eligible Employee, other than by will or the laws of descent and distribution, and shall be exercisable during the Eligible Employee's lifetime only by such Eligible Employee.

     13. Beneficiary. Each Eligible Employee shall designate on his or her Authorization Card a beneficiary or beneficiaries and may, without such beneficiaries' consent, change such designation. Any designation shall be effective only after it is received by the Administrator and shall be controlling over any disposition by will or otherwise. Upon the death of an Eligible Employee, the balance of payroll deductions credited to such Eligible Employee's account shall be paid or distributed to the designated beneficiary or beneficiaries, or in the absence of such designation, to the executor or administrator of the Eligible Employee's estate, and in either event the Administrator and the Company shall not be under any further liability to anyone.

     14. Recapitalization. If there shall be any change in the Stock subject to the Q.S.P. Plan or the Stock subject to any Option, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of 2% of the fair market value of the Stock) or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Administrator to (i) the aggregate number of shares subject to the Q.S.P. Plan, (ii) the maximum number of shares which any one individual may purchase per Offering Period and (iii) the number of shares and the price per share subject to outstanding Options in order to preserve, but not to increase, the benefits of the Eligible Employees hereunder; provided, however, that subject to any required action by the stockholders, if the Company shall not be the surviving corporation in any such merger, consolidation or reorganization, every Option outstanding shall terminate, unless the surviving corporation shall (subject to applicable provisions of the Code) issue a new option therefor or assume (with appropriate changes) the existing Option. If the Option shall terminate by reason of such merger, consolidation, or reorganization, then any provision herein to the contrary notwithstanding, any Option held by an Eligible



                                       8.

Employee may be exercised, in whole or in part, by such Eligible Employee at any time prior to or concurrently with consummation of such merger, consolidation or reorganization.

     15. Rights as a Stockholder. An Eligible Employee shall have no rights as a stockholder with respect to any shares of Stock covered by Options until the date of the issuance of a certificate for such shares of Stock. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as otherwise expressly provided herein.

     16. Costs; Indemnification.

     (a) All costs and expenses incurred in administering the Q.S.P. Plan shall be paid by the Company.

     (b) In addition to such other rights of indemnification as the Administrator may have as a director or officer of the Company, the Company shall indemnify and hold the Administrator harmless against any and all liability, loss, costs, damages, attorneys' fees and other expenses the Administrator may sustain or incur in connection with administration of the Q.S.P. Plan, except for liability, loss, costs, damages, attorneys' fees and other expenses caused by the negligence of the Administrator or his agent; provided, that within 60 days after the institution of any action, suit or proceeding the Administrator shall in writing offer the Company the opportunity to handle, prosecute or defend the same, at the Company's own expense. The Administrator shall have the right, but not the obligation, to adjust, settle, or compromise any claim, obligation, debt, demand, suit or judgment against the Administrator, and if such settlement is approved by independent legal counsel selected by the Company then the Company shall reimburse the Administrator for all sums of money the Administrator may pay or become liable to pay against which the Administrator is indemnified hereunder.

     17. Amendment or Termination of the Q.S.P. Plan. The Board of Directors may at any time, with respect to any shares of Stock not then subject to Options, suspend or terminate the Q.S.P. Plan, and may amend the Q.S.P. Plan from time to time as the Board of Directors may deem advisable; provided, however, that except as provided in Section 14 hereof, the Board of Directors shall not amend the Q.S.P. Plan in the following respect without the affirmative vote of approval by a majority of the outstanding shares of Stock of the Company:

     (a) To increase the maximum number of shares of Stock subject to the Q.S.P. Plan;

     (b) To change the designation or class of employees eligible to receive Options under the Q.S.P. Plan; or

                                       9.

     (c) In any manner which would cause the Q.S.P. Plan to no longer be an employee stock purchase plan under Code Section 423.

     18. Application of Funds. The proceeds received by the Company from the sale of Stock pursuant to the exercise of Options shall be deposited in the account of the general corporate funds of the Company.

     19. Effective Date of Q.S.P. Plan. The Q.S.P. Plan was adopted by the Board of Directors on March 2, 1988 and was approved by the stockholders of the Company on April 25, 1988. On June 15, 1988, the Board approved the First Amendment to the 1988 Plan, which amendment did not require stockholder approval.

     The Second Amendment to the Q.S.P. Plan, which increased the number of shares of Stock available for issuance thereunder from 100,000 to 150,000 shares, was adopted by the Board of Directors on April 18, 1990 and approved by the Company's Stockholders at the 1990 Annual Meeting.

     The Third Amendment to the Q.S.P. Plan, which increased the number of shares of Stock available for issuance thereunder from 150,000 to 350,000 shares, was adopted by the Board of Directors on April 11, 1991 and approved by the stockholders of the Company on June 10, 1991.

     On April 5, 1994, the Board of Directors authorized an additional increase in the number of shares of Stock reserved for issuance under the Q.S.P. Plan from 350,000 to 400,000 shares. The stockholders of the Company approved that increase at the 1994 Annual Meeting held on June 14, 1994.

     On March 31, 1995, the Board of Directors authorized another increase in the number of shares of Stock reserved for issuance under the Q.S.P. Plan from 400,000 to 450,000 shares. The Company's stockholders approved that increase proposal at the 1996 Annual Meeting held on May 8, 1996.

     On March 20, 1997, the Board of Directors authorized a further increase in the number of shares of Stock reserved for issuance under the Q.S.P. Plan from 450,000 to 600,000 shares, subject to approval by the stockholders at the 1997 Annual Meeting. No options shall be granted under the Q.S.P. Plan in reliance on such 150,000-share increase, and no shares of Stock shall accordingly be issued on the basis of such increase, unless and until that increase has been approved by the Company's stockholders at the 1997 Annual Meeting.

     20. No Rights as an Employee. Nothing in the Q.S.P. Plan shall be construed to give any person the right to remain in the employ of the Company or to affect the right of the Company to terminate the employment of any person at any time with or without cause.

                                       10.

     21. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Q.S.P. Plan.


                                       11.